Exhibit 11.

 Statement Regarding Computation of Per Share Earnings

 For the periods ended June 30

                                                2nd Qtr.                    Six months
                                          1999            1998             1999         1998

 Diluted earnings per common share:
   Average common shares outstanding     643,053          106,386        500,732        106,386


 Net income (loss) .................   $ (256,550)    $    3,604     $   (14,949)   $    10,910

 Diluted earnings (loss) per share:   $     (0.40)   $      0.03     $     (0.03)   $      0.10
 Basic earnings (loss) per share:     $     (0.40)   $      0.03     $     (0.03)   $      0.10
